Exhibit 99

Marine Products Corporation Reports Third Quarter 2020 Financial Results

ATLANTA, October 28, 2020 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2020. Marine Products is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, the 267 SSX OB, SSi outboard models and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.

For the quarter ended September 30, 2020, Marine Products generated net sales of $68,778,000, a 4.8 percent decrease compared to $72,212,000 in the same period of the prior year. The decrease in net sales was due to a 10.4 percent reduction in the number of units sold during the quarter as compared to the prior year, partially offset by a 7.8 percent increase in the average selling price per boat. Unit sales declined in most product categories compared to the prior year. Average selling prices increased due to a favorable model mix which included larger Chaparral Surf models and Robalo sport fishing boats.

Gross profit for the third quarter of 2020 was $16,236,000, a 3.1 percent increase compared to $15,749,000 in the same period of the prior year. Gross margin was 23.6 percent of net sales in the third quarter of 2020 compared to 21.8 percent in the third quarter of 2019. Gross margin as a percentage of net sales increased compared to the prior year due to a favorable model mix consisting of larger boats.

Operating profit for the third quarter of 2020 was $8,350,000, a decrease of 14.0 percent compared to $9,710,000 in the third quarter of last year. Selling, general and administrative expenses were $7,886,000 in the third quarter of 2020 compared to $6,039,000 in the third quarter of 2019. This increase was due to a lower research and development tax credit in the third quarter of 2020 as compared to the prior year, as well as an increase in deferred compensation expense associated with the accelerated vesting of restricted stock due to the death of the Company’s Chairman. Selling, general and administrative expenses were 11.5 percent of net sales in the third quarter of 2020 compared to 8.4 percent of net sales during the third quarter of 2019.

Net income for the third quarter of 2020 was $6,535,000, a decrease of $1,320,000, or 16.8 percent, compared to $7,855,000 in the third quarter of 2019. Diluted earnings per share were $0.19 in the third quarter of 2020 compared to $0.23 in the third quarter of 2019. The effective tax rate for the third quarter of 2020 was 21.8 percent, an increase compared to 19.8 percent in the third quarter of 2019. Net sales for the nine months ended September 30, 2020 were $168,715,000, a decrease of 30.8 percent compared to the first nine months of 2019. Net income for the nine-month period of 2020 was $12,450,000 or $0.37 diluted earnings per share, compared to net income of $24,697,000, or $0.72 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “We accomplished a full quarter of production and sales following our temporary operational suspension during the second quarter due to concerns over the COVID-19 pandemic. In contrast to this time in a typical year, when the retail selling season is over and dealers are assessing their needs for the upcoming retail selling season, we are continuing to operate at the highest feasible operational cadence in order to fulfill the largest order backlog we have had in many years. Our dealer inventories remain at historically low levels. Sales in the recreational boating industry continue to benefit from the effects of the COVID-19 pandemic, which is preventing vacation travel and recreational activities in crowded environments, forcing families to remain isolated and close to home. As a result of this extraordinary situation, we are benefiting from the highest consumer demand in many years as individuals and families seek safe, enjoyable outdoor activities. We are also pleased to report growing market share in our sterndrive and outboard markets. For the 12 months ended June 30, 2020, our Chaparral sterndrive models held the second highest share of their category, with a market share of 16.4 percent. Our combined Chaparral and Robalo outboard models held a market share of 8.4 percent, the highest in that category, and within this outboard category, the market share of our Chaparral outboards increased significantly.

Third Quarter 2020 Earnings Press Release

“We are evaluating an increase in our production levels, subject to supply chain constraints and labor availability. We are also allocating our production to satisfy as much dealer demand as possible, in order not to disappoint our dealers and retail customers. Our industry is approaching the winter boat show season, and this year, there is a great deal of uncertainty surrounding the feasibility of in-person shows. We are working closely with our dealers to plan for alternative means to market our 2021 models to prospective buyers and conduct the type of customer interaction that will help our customers to make purchasing decisions.

“As we announced in August, our Chairman of the Board, R. Randall Rollins, passed away following a short illness. He had held this position at Marine Products and its predecessor entity since 1986. He was proud of our company’s success and its reputation for quality, and we will miss him. However, our long-standing Director Gary W. Rollins has assumed the role of Non-Executive Chairman, and in addition, we are pleased to have added two additional independent directors,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 28, 2020, at 8:00 a.m. Eastern Time to discuss the results for the third quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (833) 968-2235 or (825) 312-2057 for international callers, and using conference ID number 7748667. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, Vortex jet drive boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the belief that American consumers are choosing recreational boating as a safe, enjoyable outdoor activity suited for social distancing. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include the duration of the COVID-19 crisis, its impact on the U.S. and global economy and its disruption of our supply chain and the duration of the recent increase in dealer and consumer demand. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2019 and 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2020.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President Corporate Services
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Third Quarter 2020 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Period ended September 30, (Unaudited)	Third Quarter			Nine Months
	2020	2019	% BETTER (WORSE)	2020	2019	% BETTER (WORSE)
Net Sales	$68,778	$72,212	(4.8)%	$168,715	$243,961	(30.8)%
Cost of Goods Sold	52,542	56,463	6.9	132,541	189,089	29.9
Gross Profit	16,236	15,749	3.1	36,174	54,872	(34.1)
Selling, General and Administrative Expenses	7,886	6,039	(30.6)	20,896	24,915	16.1
Operating Profit	8,350	9,710	(14.0)	15,278	29,957	(49.0)
Interest Income	10	83	(88.0)	86	235	(63.4)
Income Before Income Taxes	8,360	9,793	(14.6)	15,364	30,192	(49.1)
Income Tax Provision	1,825	1,938	5.8	2,914	5,495	47.0
Net Income	$6,535	$7,855	(16.8)%	$12,450	$24,697	(49.6)%

EARNINGS PER SHARE
Basic	$0.19	$0.23	(17.4)%	$0.37	$0.72	(48.6)%
Diluted	$0.19	$0.23	(17.4)%	$0.37	$0.72	(48.6)%

AVERAGE SHARES OUTSTANDING
Basic	33,928	34,001		33,946	34,111
Diluted	33,928	34,001		33,946	34,111

Third Quarter 2020 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2020	2019
ASSETS
Cash and cash equivalents	$29,014	$23,030
Accounts receivable, net	8,517	15,164
Inventories	42,890	45,013
Income taxes receivable	206	-
Prepaid expenses and other current assets	1,883	1,541
Total current assets	82,510	84,748
Property, plant and equipment, net	14,741	15,009
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	8,585	7,452
Deferred income taxes	4,181	4,381
Other assets	3,681	3,668
Total assets	$117,471	$119,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$9,592	$9,624
Accrued expenses and other liabilities	15,607	17,489
Total current liabilities	25,199	27,113
Long-term pension liabilities	11,289	9,244
Other long-term liabilities	508	537
Total liabilities	36,996	36,894
Common stock	3,387	3,396
Capital in excess of par value	-	-
Retained earnings	79,679	81,273
Accumulated other comprehensive loss	(2,591)	(2,532)
Total stockholders' equity	80,475	82,137
Total liabilities and stockholders' equity	$117,471	$119,031